Franklin Templeton Variable Insurance Products Trust
Form N-SAR
File No. 811-5583

Sub-Item 77C - Submission of matters to a vote of security holders

At special meetings on February 8, 2000 the shareholders of Franklin Small Cap, Templeton Developing Markets Equity, Templeton Global Asset Allocation, and Templeton International Equity Funds, each a Series of Franklin Templeton Variable Insurance Products Trust (the "Trust"), approved new investment advisory agreements, and changes to, and elimination of, certain of the fundamental investment restrictions, to be effective as of May 1, 2000. In addition, shareholders of Franklin Rising Dividends Securities Fund, also a Series of the Trust, approved a modification of the fund's current criteria for the selection of portfolio companies related to debt as part of the issuer's capital structure, and changes to, and elimination of, certain of the fund's other fundamental investment restrictions, to be effective as of May 1, 2000. The vote follows:

Franklin Rising Dividends Securities Fund the "Fund")

1. Regarding the approval of a modification of the Fund's current criteria for the selection of portfolio companies related to debt as part of the issuer's capital structure:

Shares Voted For		Shares Voted Against

31,187,926.239			1,310,140.114

2. Regarding the approval of changes in the following fundamental investments restrictions:

Shares Voted For 		Shares Voted Against

(i) Borrowing				30,364,960.448	 	2,004,812.041
(ii) Underwriting			30,937,738.640		1,351,902.686
(iii) Lending				30,627,603.069		1,665,004.505
(iv) Real Estate and Commodities	30,491,288.755		1,824,505.657
(v) Senior Securities			30,790,380.970		1,583,482.434
(vi) Concentration			30,873,386.121		1,467,482.510
(vii) Diversification			31,270,378.920		1,130,744.766

3. Regarding the approval to eliminate certain fundamental investment restrictions:

Shares Voted For		Shares Voted Against

31,018,266.640			1,407,621.475

Franklin Small Cap Fund (the "Fund")

1.	Regarding the approval of a new investment advisory agreement:

Shares Voted For		Shares Voted Against

15,924,198.742			1,460,550.545

2. Regarding the approval of changes in the following fundamental investments restrictions:

Shares Voted For		Shares Voted Against

(a)  Diversification			16,477,970.342		  913,778.609
(b) Borrowing				15,584,213.385		1,689,334.485
(c) Lending				15,851,672.166		1,428,899.473
(d) Underwriting			16,015,154.413		1,206,200.983
(e) Concentration			15,978,912.676		1,254,405.961
(f) Senior Securities			16,012,931.423		1,247,669.028
(g) Real Estate and Commodities 	15,872,028.601		1,405,639.367

3. Regarding the approval to eliminate certain fundamental investment restrictions:

Shares Voted For		Shares Voted Against

16,089,736.890			1,231,178.818

Templeton Developing Markets Equity (Developing Markets), Templeton Global Asset Allocation (Global Asset Allocation), and Templeton International Equity Funds (International):

1. Regarding the approval of a new investment advisory agreement:

Shares Voted For		Share Voted Against

Developing Markets			16,643,113.339		316,569.083
Global Asset Allocation			4,876,674.848		  96,681.269
International				40,368,795.570		824.499.311

2. Regarding the approval of changes in the following fundamental investments restrictions:

(a)	Diversification

Shares Voted For		Shares Voted Against

Developing Markets			16,710,277.009		251,266.325
Global Asset Allocation			 4,655,162.142		 95,308.429
International 				40,132,799.935		748,361.204

(b)	Borrowing

Shares Voted For		Shares Voted Against

Developing Markets			16,028,768.210		  773,840.545
Global Asset Allocation			 4,485,809.527		  256,928.404
International				37,918,778.113		2,465,639.919

(c)	Lending

Shares Voted For		Shares Voted Against

Developing Markets			16,248,486.259		  558,650.236
Global Asset Allocation			 4,515,526.810		  209,939.770
International 				38,527,292.561		1,884,118.568

(d)	Underwriting

Shares Voted For		Shares Voted Against

Developing Markets			16,284,157.533		  523,157.546
Global Asset Allocation			 4,602,118.027		  114,619.431
International 				39,034,888.689		1,426,651.417

(e)	Concentration

Shares Voted For		Shares Voted Against

Developing Markets			16,426,194.875		  393,199.573
Global Asset Allocation			 4,558,580.736		  131,923.214
International 				39,112,258.974		1,309,365.688

(f)	Senior Securities

Shares Voted For		Shares Voted Against

Developing Markets			16,409,980.428		  410,401.607
Global Asset Allocation			 4,581,468.769		  137,363.380
International 				39,288,852.525		1,276,504.755

(g)	Real Estate and Commodities

Shares Voted For	Shares Voted Against

Developing Markets		16,207,115.077			  622,804.971
Global Asset Allocation		 4,520,220.922			  185,790.635
International 			38,784,297.831			1,607,358.554

1. Regarding the approval to eliminate certain fundamental investment restrictions:

Shares Voted For		Shares Voted Against

Developing Markets		16,271,220.422		  527,502.539
Global Asset Allocation		 4,582,110.985		  178,528.088
International			38,965,505.675		1,740,541.099

Sub-Item 77D - Policies with respect to security investments

(i)

At a meeting of the Board of Trustees of the Trust (the "Board") on July 15, 1999, the following resolutions were unanimously approved:

	RESOLVED, that pursuant to Article III, Section 6, of the Trust's Amended Agreement and Declaration of Trust, the name of the series of the Trust now designated as the Global Utilities Securities Fund be, and it hereby is, Changed to Franklin Global Communications Securities Fund, effective as of November 15, 1999; and

	FURTHER RESOLVED, that the Prospectuses dated May 1, 1999 of the Franklin Templeton Variable Insurance Products Trust be amended to reflect that the Franklin Global Communications Securities Fund's strategy in seeking to achieve its objective will be to invest at least 65% of total assets in equity securities of companies that are primarily engaged in providing communications services and communications equipment, such change to be effective November 15, 1999.

(ii)

At a Board meeting on September 14, 1999, the following resolutions were unanimously approved:

	RESOLVED, that pursuant to Article III, Section 6, of the Trust's Amended Agreement and Declaration of Trust, the name of the series of the Trust now designated as the Capital Growth Fund be, and it hereby is, changed to Franklin Large Cap Growth Securities Fund, effective as of December 15, 1999; and

	FURTHER RESOLVED, that the Prospectuses dated May 1, 1999 of the Franklin Templeton Variable Insurance Products Trust be amended to reflect that the Franklin Large Cap Growth Securities Fund's strategy in seeking to achieve its objective will be to invest at least 65% of its total assets in equity securities of U.S. large cap growth companies, such change to be effective December 15, 1999.

(iii)

At a Board meeting on January 20, 2000, the following resolutions were adopted:

	RESOLVED, that the prospectus and statement of additional information for the Franklin Growth and Income Fund (the "Fund") series of the Trust be amended as follows:

1. To provide that the Fund may invest up to 35% of its net assets, in the aggregate, in any combination of one or more of the types of securities currently permitted to be purchased by the Fund in addition to its primary investments;

2. To eliminate the sentence in the section of the statement of additional information describing the debt securities in which the Fund may invest which currently states that the Fund does not intend to invest more than 5% of its assets in fixed-income securities rated below Baa by Moody's or BBB by S&P; and

3. To clarify that the Fund's main investments may include both domestic and foreign securities.

	FURTHER RESOLVED, that the officers of the Trust, in consultation with counsel, be and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of a supplement or amendment to the Trust's registration statement with the U.S. Securities and Exchange Commission, and the distribution of such amended or supplemented disclosure concerning such changes to the Fund's shareholders.

(iv)

At a Board meeting on February 15, 2000, the following resolutions were unanimously approved:

RESOLVED, that the names of certain series of the Franklin Templeton Variable Insurance Products Trust (the "VIP Trust") shall hereby be changed, effective as of May 1, 2000, provided that the merger of the funds of the Templeton Variable Products Series Fund ("TVP Trust") into the funds of the VIP Trust is approved by TVP Trust shareholders on February 8, 2000; and

	FURTHER RESOLVED, that pursuant to Article III, Section 6, of the VIP Trust's Amended Agreement and Declaration of Trust, the name of the series of the VIP Trust designated as the Templeton Global Asset Allocation Fund be, and it hereby is, changed to Templeton Asset Strategy Fund; the name of the series of the VIP Trust designated as the Templeton Developing Markets Equity Fund be, and it hereby is, changed to Templeton Developing Markets Securities Fund; the name of the series of the VIP Trust designated as Templeton Global Growth Fund be, and it hereby is, changed to Templeton Growth Securities Fund; the name of the series of the VIP Trust designated as the Templeton International Equity Fund be, and it hereby is, changed to Templeton International Securities Fund and the name of the series of the Trust designated as the Templeton Pacific Growth Fund be, and it hereby is, changed to Templeton Pacific Growth Securities Fund.

(v)

At a Board meeting on March 21, 2000, the following resolutions were unanimously approved:

	RESOLVED, that the definition of "small cap" for the Franklin Small Cap Fund (the "Fund") be amended to read as follows:

	"Under normal market conditions, the Fund will invest at least 65% of its total assets in the equity securities of U.S. small capitalization (small cap) companies. For this fund, small cap companies are those companies with market cap values not exceeding: (i) $1.5 billion; or (ii) the highest market cap value in the Russell 2000 Index, whichever is greater at the time of purchase."

	and

	FURTHER RESOLVED, that such changes, to become effective as of May 1, 2000, be reflected in the Fund's updated annual prospectuses, and that the appropriate officers of the Trust take all steps necessary to accomplish this.

(vi)

At a Board meeting on March 21, 2000, the following resolutions were unanimously approved:

	RESOLVED, that the May 1, 2000 annual update of the prospectuses of the Templeton International Smaller Companies Fund, Templeton Global Growth Fund (to be named Templeton Growth Securities Fund as of May 1, 2000) and Templeton International Equity Fund (to be named Templeton International Securities Fund as of May 1, 2000) be amended to include a change in the definition of "small cap" from meaning companies with market capitalizations of less than $1.5 billion to a definition meaning companies with market capitalizations of less than $2 billion; and

FURTHER RESOLVED, that such change will become effective as of May 1, 2000 and that the appropriate officers of the Trust take all steps necessary to accomplish this.


Sub-Item 77I   Terms of new or amended securities:

A new Series of the Fund, Franklin S&P 500 Index Fund, which became effective May 1, 2000, began offering a third class of shares, Class 3, in addition to class 1 and class 2 which are currently offered by all other Series of the Fund. The classes differ only with respect to certain class-specific expenses. Class 2 and class 3 each have a rule 12b-1 distribution plan. In addition, class 3 bears its own registration expenses under state and federal securities laws and transfer agency (shareholder account maintenance) expenses. The full title of each series and class of Franklin S&P 500 Index Fund is:

Franklin S&P 500 Index Fund - Class 1
Franklin S&P 500 Index Fund - Class 2
Franklin S&P 500 Index Fund - Class 3

Shares of each class represent proportionate interests in the assets of the Fund's Series. On matters that affect a Series as a whole, each class has the same voting and other rights and preferences as any other class. On matters that only affect one class, only shareholders of that class may vote. Each class votes separately on matters affecting only that class, or expressly required to be voted on separately by state or federal law. Shares of each class of a Series have the same voting and other rights and preferences as other classes and Series of the Fund for matters that affect the Fund as a whole.


Sub-Item 77M - Mergers

Pursuant to an Agreement and Plan of Reorganization between Franklin Templeton Variable Insurance Products Trust (the "Fund"), on behalf of its Series Franklin Large Cap Growth Securities Fund, Franklin Small Cap Fund, Mutual Shares Securities Fund, Templeton Global Asset Allocation Fund, Templeton Global Income Securities Fund, Templeton Developing Markets Equity Fund, Templeton International Equity Fund, Templeton Global Growth Fund, Franklin S&P 500 Index Fund and Franklin Strategic Income Securities Fund, and Templeton Variable Products Series Fund, on behalf of its Series Franklin Large Cap Growth Investments Fund, Franklin Small Cap Investments Fund, Mutual Shares Investments Fund, Templeton Asset Allocation Fund, Templeton Bond Fund, Templeton Developing Markets Fund, Templeton International Fund, Templeton Stock Fund, Franklin S&P 500 Index Fund and Franklin Strategic Income Investments Fund (the "Acquired Series"), on May 1, 2000 all of the assets the Acquired Series were transferred to a corresponding Fund Series, in exchange solely for shares of the specified classes of the corresponding Fund Series and the assumption by each Fund Series of the liabilities of each corresponding Acquired Series. Each Series is named below next to its corresponding Acquired
Series:

Series
Acquired Series


Franklin Large Cap Growth Securities Fund
Franklin Large Cap Growth Investments Fund
Franklin Small Cap Fund
Franklin Small Cap Investments Fund
Mutual Shares Securities Fund
Mutual Shares Investments Fund
Templeton Global Asset Allocation Fund
Templeton Asset Allocation Fund
Templeton Global Income Securities Fund
Templeton Bond Fund
Templeton Developing Markets Equity Fund
Templeton Developing Markets Fund
Templeton International Equity Fund
Templeton International Fund
Templeton Global Growth Fund
Templeton Stock Fund
Franklin S&P 500 Index Fund
Franklin S&P 500 Index Fund
Franklin Strategic Income Securities Fund
Franklin Strategic Income Investments Fund


Exhibit 77QI(a)

CERTIFICATE OF AMENDMENT
	OF
	AGREEMENT AND DECLARATION OF TRUST
	OF
	FRANKLIN VALUEMARK FUNDS

The undersigned certify that:

1. They constitute a majority of the Board of Trustees of Franklin Valuemark Funds, a Massachusetts business trust (the "Trust").

2. They hereby adopt the following amendment to the Agreement and Declaration of Trust, which deletes in its entirety the Section of the Agreement and Declaration of Trust entitled "Section 1. Name." of Article I and replaces such Section of Article I with the following:

		"Section 1. Name. The Trust shall be known as the Franklin Templeton Variable Insurance Products Trust and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

3. This Amendment is made pursuant to Article VIII, Section 9, which empowers the Trustees to amend the Agreement and Declaration of Trust at any time by an instrument in writing signed by a majority of the Trustees; and Article I,
Section 1, which empowers the Trustees to conduct the business of the Trust under any other name as they may from time to time determine.

IN WITNESS WHEREOF, the Trustees named below have signed their names hereto this 18th day of May, 1999.


/s/ Frank H. Abbott, III			 	/s/ Harris J. Ashton
/s/ Edward J. Bonach			 		/s/ Robert F. Carlson

/s/ S. Joseph Fortunato					/s/ Charles B. Johnson

/s/ Charles E. Johnson				/s/ Rupert H. Johnson, Jr.

/s/ Frank W. T. LaHaye					/s/ Gordon S. Macklin

EXHIBIT 77Q1(g)

AGREEMENT AND PLAN OF REORGANIZATION

	THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 19th day of April, 2000 by and between Templeton Variable Products Series Fund (the "TVP Trust"), a Massachusetts Business Trust with its principal place of business at Broward Financial Centre, Suite 2100, Ft. Lauderdale, Florida 33394, for itself and on behalf of Franklin Large Cap Growth Investments Fund, Franklin Small Cap Investments Fund, Mutual Shares Investments Fund, Templeton Asset Allocation Fund, Templeton Bond Fund, Templeton Developing Markets Fund, Templeton International Fund, Templeton Stock Fund, Franklin S&P 500 Index
Fund, and Franklin Strategic Income Investments Fund (each an "Acquired Fund" and collectively the "Acquired Funds") and Franklin Templeton Variable
Insurance Products Trust (the "VIP Trust"), a Massachusetts Business Trust with its principal place of business at 777 Mariners Island Boulevard, San Mateo, California 94404, for itself and on behalf of the Franklin Large Cap Growth Securities Fund, Franklin Small Cap Fund, Mutual Shares Securities Fund, Templeton Global Asset Allocation Fund, Templeton Global Income Securities
Fund, Templeton Developing Markets Equity Fund, Templeton International Equity Fund, Templeton Global Growth Fund, Franklin S&P 500 Index Fund, and Franklin Strategic Income Securities Fund (each an "Acquiring Fund" and collectively the "Acquiring Funds").

In accordance with the terms and conditions set forth in this Agreement, the parties desire that all of the assets of each Acquired Fund be transferred to its corresponding Acquiring Fund corresponding thereto (as set forth in Exhibit A hereto) in exchange for shares of the specified classes of the corresponding Acquiring Fund (the "Acquiring Fund Shares") and the assumption by each Acquiring Fund of the liabilities (as defined in paragraph 1.6) of each corresponding Acquired Fund, and that Acquiring Fund Shares be distributed immediately after the Closing (as defined in paragraph 3.1) by each Acquired Fund to its shareholders of the respective share classes of the Acquired Fund in liquidation of the Acquired Fund. The parties intend that each Reorganization as defined herein qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each of the Acquiring Funds qualify as a "party to a reorganization" within the meaning of Section 368 (b) of the Code, with respect to such Reorganization.


WHEREAS, the TVP Trust and the VIP Trust have agreed to a reorganization (the "Reorganization") pursuant to which the duplication of funds will be eliminated as the funds of the TVP Trust (the "TVP Funds") will become a part of the corresponding funds of the VIP Trust (the "VIP Funds");

WHEREAS, the Board of Trustees of the TVP Trust and the VIP Trust (including a majority of the non-interested Trustees for each Trust) have determined that the Reorganization is in the best interest of their respective funds and their respective shareholders and that the interest of the existing shareholders of the VIP Funds would not be diluted as a result of the Reorganization;

WHEREAS, the purpose of the Reorganization is to combine the assets of the TVP Funds with those of the VIP Funds in an attempt to achieve greater operating economies;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:


1. TRANSFER OF ASSETS OF EACH ACQUIRED FUND TO ITS CORRESPONDING ACQUIRING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES, THE ASSUMPTION OF CERTAIN IDENTIFIED ACQUIRED FUND LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, each Acquired Fund agrees to transfer all of the Acquired Fund's assets (as set forth in paragraph 1.2) to its corresponding Acquiring Fund and each Acquiring Fund agrees in exchange therefor:

(i) to deliver to the Acquired Fund the full and fractional number of each class of Acquiring Fund Shares, determined to three decimal places by dividing the value of each of the Acquired Fund's net assets that are so conveyed and are attributable to each class of the Acquired Fund, computed in the manner and as of the time and date set forth in paragraph 2.1 by the net asset value of one Acquiring Fund Share of the particular class that is to be delivered with respect thereto computed in the manner and as of the time and date set forth in paragraph 2.2; and

(ii) to assume the liabilities of the Acquired Fund, as set forth in paragraph
1.6. Such transactions shall take place at the Closing provided for in paragraph 3.1 (the "Closing").

1.2. The assets of each Acquired Fund to be acquired by the corresponding Acquiring Fund shall consist of all property, including without limitation, all cash, securities, commodities and futures interests and dividends or interest receivable which are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the date provided in paragraph 3.1 (the "Closing Date").

1.3. Delivery of the assets of each Acquired Fund to be transferred shall be made on the Closing Date and to the Custodians (as defined in paragraph 3.2) for the account of the corresponding Acquiring Fund, together with proper instructions and all documents necessary to transfer such assets to the account of the corresponding Acquiring Fund, free and clear of all liens, encumbrances, rights, restrictions and claims, except as may be indicated in a schedule delivered by an Acquired Fund to the Acquiring Fund immediately prior to the Closing. All cash delivered shall be in the form of currency or immediately available funds payable to the order of the appropriate Custodian.

1.4. Following the transfer of assets by each Acquired Fund to its corresponding Acquiring Fund, the assumption of the Acquired Fund's liabilities set forth in paragraph 1.6 by the Acquiring Fund, and the distribution by the Acquired Fund of the Acquiring Fund Shares to the shareholders of the respective classes of the Acquired Fund, the TVP Trust shall terminate the registration of such Acquired Fund and its shares at all appropriate federal and state agencies. Any reporting responsibility of an Acquired Fund is and shall remain the exclusive responsibility of the Acquired Fund up to and including the date on which the particular Acquired Fund is terminated, dissolved and deregistered with federal and state securities or "blue sky" authorities.

1.5. Immediately after the transfer of its assets, each Acquired Fund will distribute pro rata to the Acquired Fund's shareholders of record, determined as of immediately after the close of business on the Closing Date (the "Acquired Fund Shareholders"), the Acquiring Fund Shares of the respective classes received by the Acquired Fund pursuant to paragraph 1.1 and will completely liquidate. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. acquired Fund Shareholders will be credited with full and fractional shares of the class that is issued by its corresponding Acquiring Fund under this Agreement with respect to the shares of the Acquired Fund that are held by the Acquired Fund Investor. The aggregate net asset value of Acquiring Fund Shares to be so credited to the Acquired Fund Shareholders shall be equal to the aggregate net asset value of the Acquired Fund shares owned by such shareholders as of immediately after the close of business of the New York Stock Exchange on the Valuation Date and the outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund. From and after the Closing, all of the share certificates representing interests in the Acquired Fund will represent a number of Acquiring Fund Shares after the Closing Date as determined in accordance with paragraph 2.3. An Acquiring Fund will not issue certificates representing the Acquiring Fund Shares in connection with such exchange except upon request by an Acquired Fund Shareholder.

1.6. Each Acquired Fund will endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. Each Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves of its corresponding Acquired Fund (which shall include expenses incurred in the ordinary course of the Acquired Fund's operations, such as accounts payable relating to custodian and transfer agency fees, legal and audit fees, and expenses of state securities registration of the Acquired Fund's Shares) reflected on an unaudited statement of assets and liabilities of the Acquired Fund prepared by Franklin Templeton Services, Inc., the business manager of the Acquired Fund, as of the Valuation Date (as defined in paragraph 2.1) in accordance with generally accepted accounting principles consistently applied from the prior audited period. Each Acquiring Fund shall assume only those liabilities of its corresponding Acquired Fund reflected on that unaudited statement of assets and liabilities and shall not assume any other liabilities.

1.7. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund and they will be issued in the manner described in the Acquiring Fund's then-current prospectus and statement of additional information.

1.8. Any reporting responsibility of each Acquired Fund including, but not limited to, the responsibility for any periods ending on or before the Closing Date for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the "SEC"), any state securities or any other relevant regulatory authority, is and shall remain the responsibility of that Acquired Fund.

1.9. Each Acquired Fund will provide its corresponding Acquiring Fund with a schedule of its assets and liabilities, and each Acquiring Fund will provide its corresponding Acquired Fund with a copy of its current investment objective and policies. Each Acquired Fund reserves the right to sell any of the securities or other assets shown on the schedule prior to the Closing Date but will not, without the prior approval of the corresponding Acquiring Fund, acquire any additional securities other than securities which the Acquiring Fund is permitted to purchase in accordance with its stated investment objective and policies. As used herein, with respect to the VIP Trust Templeton Global Asset Allocation Fund, Templeton Developing Markets Equity Fund, and Templeton International Equity Fund references to an Acquiring Fund's stated investment objectives and policies shall be the stated investment objectives and policies of their respective corresponding Acquired Fund that will be adhered to following the Closing Date. After the receipt of the schedule of assets and liabilities from its corresponding Acquired Fund, each Acquiring Fund will advise its corresponding Acquired Fund of any investments shown on the schedule provided by its corresponding Acquired Fund which the Acquiring Fund would not be permitted to hold, pursuant to its stated investment objective and policies or otherwise. In the event that any Acquired Fund holds any investments that its corresponding Acquiring Fund would not be permitted to hold under its stated investment objective or policies, the Acquired Fund, if requested by the Acquiring Fund and, to the extent permissible and consistent with the Acquired Fund's own investment objective and policies, will dispose of such securities prior to the Closing Date. In addition, if it is determined that the holdings of any Acquired Fund and its corresponding Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations to which the corresponding Acquiring Fund is or will be subject with respect to such investments, the Acquired Fund, if requested by the corresponding Acquiring Fund and, to the extent permissible and consistent with the Acquired Fund's own investment objective and policies, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary.


2.	VALUATION

2.1 The value of each Acquired Fund's assets to be acquired by its corresponding Acquiring Fund hereunder shall be the value of such assets computed as of the normal close of business of the New York Stock Exchange on the Closing Date (the "Valuation Date"), using the valuation procedures set forth in the TVP Trust's Declaration of Trust and then-current prospectus or statement of additional information.

2.2 The net asset value of each of Acquiring Fund Share of the particular class to be delivered with respect to the class of shares held by an Acquired Fund Shareholder shall be the net asset value per share computed as of immediately after the close of business of the New York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the VIP Trust's Declaration of Trust and then-current prospectus or statement of additional information.

2.3. The number of each Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for its corresponding Acquired Fund's assets shall be determined by dividing the value of the net assets of its corresponding Acquired Fund that are so conveyed and are attributable to each class of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of an Acquiring Fund Share of the particular class that is to be delivered with respect thereto determined in accordance with paragraph 2.2.

2.4. All computations of value with respect to the Acquiring Fund shall be made by Franklin Templeton Services, Inc..


3.	CLOSING AND CLOSING DATE

3.1. The Closing Date shall be April 30, 2000 or such later date as the parties may agree in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date, unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of May 1, 2000. The Closing shall be held at the offices of the VIP Trust, San Mateo, California or at such other place and time as the parties shall mutually agree.

3.2. The Bank of New York, Mutual Funds Division as custodian for the VIP Funds and The Chase Manhattan Bank, N.A., as custodian for Templeton Global Asset Allocation Fund, Templeton Developing Markets Equity Fund, Templeton International Equity Fund, and Templeton Global Growth Fund, and as custodian (collectively the "Custodians"), shall be instructed to deliver at the Closing a certificate of an authorized officer stating that: (a) each Acquired Fund's portfolio securities, cash, and any other assets shall have been delivered in proper form to the corresponding Acquiring Fund; and (b) all necessary taxes including without limitation all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities.

3.3. Franklin/Templeton Investor Services, Inc. (the "Transfer Agent"), on behalf of the Acquired Funds, shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding shares by class owned by each such shareholder immediately prior to the Closing. Each Acquiring Fund shall deliver a certificate evidencing that the Acquiring Fund Shares to be credited on the Closing Date to its corresponding Acquired Fund or provide evidence satisfactory to the each Acquired Fund that such Acquiring Fund Shares have been credited to each Acquired Fund's account on the books of each Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

3.4. If on the Valuation Date (a) the primary trading market for portfolio securities of an Acquiring Fund or the applicable Acquired Fund shall be closed to trading or trading thereon shall be restricted; or (b) trading or the reporting of trading shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Funds or the Acquired Funds is impracticable, the Closing Date shall be postponed with respect to the affected Acquired Funds until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored, or such other time as the parties may mutually agree.

3.5. With respect to each Acquired Fund, the TVP Trust shall provide the VIP Trust and its Transfer Agent with immediate access from and after the Closing Date to (a) the computer, electronic or such other forms of records containing the names, addresses and taxpayer identification numbers of each Acquired Fund's shareholders and the number and percentage ownership of each outstanding Acquired Fund shares owned by such person, all as of the Valuation Date, and
(b) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to each investor's taxpayer identification number and their liability for or exemption from back-up withholding. Each corresponding Acquiring Fund shall issue and deliver to the Secretary or Assistant Secretary of the TVP Funds, acting on behalf of the Acquired Funds, a confirmation evidencing the Acquiring Fund Shares credited on the Closing Date or shall provide evidence satisfactory to each Acquired Fund that such Acquiring Fund Shares have been credited to each Acquired Fund's account on the books of each Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, assumptions of liability share certificates, if any, receipts or other documents of transfer, assignment or conveyance as such other party or its counsel may reasonably request.


4.	REPRESENTATIONS AND WARRANTIES

4.1. The TVP Trust, on behalf of each Acquired Fund, represents and warrants to the VIP Trust that for each taxable year of operation since inception (including the taxable year ending on the Closing Date) each Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has met the diversification requirements under Section 817(h) of the Code and the rules thereunder.

4.2. The VIP Trust, on behalf of each Acquiring Fund, represents and warrants to the TVP Trust that for each taxable year of its operation, each Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has met the diversification requirements under Section 817(h) of the Code and the rules thereunder.


5.	CONVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1. The Acquiring Funds and the Acquired Funds will operate their business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distributions that may be advisable.

5.2. The Acquired Funds covenant that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.3. Subject to the provisions of this Agreement, the TVP Trust and the VIP Trust will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.4. As promptly as practicable after the Closing Date, the TVP Trust, on behalf of each Acquired Fund, shall furnish its corresponding Acquiring Fund, in such form as is reasonably satisfactory to VIP Trust, a statement of the earnings and profits of each Acquired Fund for federal income tax purposes which will be carried over to the applicable Acquiring Fund as a result of
Section 381 of the Code and which will be certified by an authorizer officer of the TVP Trust.

5.5. On the Closing Date, the TVP Trust, on behalf of each Acquired Fund, shall furnish to its corresponding Acquiring Fund, a final statement of the total amount of fund assets and stated liabilities of each Acquired Fund as of the Closing Date, which statement shall be certified by an officer of the TVP Trust as being determined in accordance with generally accepted accounting principles consistently applied.

5.6. As promptly as practicable after the date hereof, the TVP Trust will call a meeting of each Acquired Fund's shareholders to consider and act upon this Agreement and to take all other action necessary and appropriate to obtain approval of the transactions contemplated herein. The VIP Trust shall prepare and file with the SEC a Registration Statement on Form N-14 complying in all material respects with the requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended, the
 Investment Company Act of 1940, as amended, and applicable rules and regulations thereunder (the "Registration Statement"), relating to such meeting of the shareholders of each Acquired Fund. The VIP Trust shall take all necessary and reasonable actions to have such Registration Statement declared effective by the SEC. The TVP Trust agrees to provide all information relating to each Acquired Fund which the VIP Trust deems necessary, proper or advisable in the preparation of the Registration Statement or consummation of the transactions contemplated herein.

5.7. Prior to the Closing, each Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its investment company taxable income for its short taxable year beginning January 1, 2000 and ending on the Closing Date (computed without regard to any deduction for dividends paid), and all of its net capital gain realized in its taxable year beginning on January 1, 2000 and ending on the Closing Date (after reduction for any capital loss carryover.)

5.8. As soon after the Closing Date as is reasonably practicable, the TVP Trust, on behalf of each Acquired Fund shall (i) prepare and file all federal and other tax returns and reports of each Acquired Fund required by law to be filed with respect to all period ending on or before the Closing Date but not previously filed, and (ii) pay all federal and other taxes shown as due and/or all federal and other taxes that were unpaid as of the Closing Date.


6.	CONDITIONS PRECEDENT

Each party's obligations hereunder shall be subject to (1) performance by the other party of all the obligations to be performed hereunder at or before the Closing Date, (2) all representations and warranties of the other party contained herein being true and correct in all material respects as of the date hereof, and, except as they may be affected by the transactions contemplated hereby, as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and (3) the following further conditions that, at or before the Closing Date:

6.1. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of each Acquired Fund in accordance with the provisions of the TVP Trust's Declaration of Trust and Bylaws and certified copies of the resolutions evidencing such approval shall have been delivered to the corresponding Acquiring Fund;

6.2. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

6.3. All consents of other parties and all other consents, orders and permits of Federal, state, and local regulatory authorities deemed necessary by the Acquiring Funds or the Acquired Funds to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Funds or the Acquired Funds, provided that either party hereto may for itself waive any of such conditions;

6.4. The VIP Trust's registration statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

6.5 The TVP Trust shall have received on the Closing Date the opinion of Jorden, Burt, Boros, Cicchetti, Berenson & Johnson LLP in a form reasonably satisfactory to the TVP Trust, and dated as of the Closing Date, to the effect that: (a) the VIP Trust has been duly formed and is validly existing and in good standing under the laws of the Commonwealth of Massachusetts; and (b) the Agreement has been duly authorized, executed and delivered by the VIP Trust on behalf of each Acquiring Fund and constitutes a valid and legally binding obligation of each Acquiring Fund; and (c) the Agreement is enforceable against the VIP Trust in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.5. The VIP Trust shall have received on the Closing Date the opinion of Jorden, Burt, Boros, Cicchetti, Berenson & Johnson LLP in a form reasonably satisfactory to the VIP Trust, dated as of the Closing Date, to the effect that: (a) the TVP Trust has been duly formed and is in good standing under the laws of the Commonwealth of Massachusetts; (b) the Agreement has been duly authorized, executed and delivered by the TVP Trust, on behalf of each Acquired Fund, and constitutes a valid and legally binding obligation of each Acquired Fund; and (c) the Agreement is enforceable against each Acquired Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.6. The parties shall have received the opinion of Jorden, Burt, Boros, Cicchetti, Berenson & Johnson LLP addressed to the TVP Trust and the VIP as to the federal income tax consequences of the Reorganization (the "Tax Opinion"). In rendering the Tax Opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement and each Fund's separate covenants. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

6.7.1 The transfer of all or substantially all of the Acquired Funds' assets in exchange for shares of the applicable Acquiring Funds and the distribution of such shares to the shareholders of the Acquired Funds in liquidation of the Acquired Funds will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code;

6.7.2. No gain or loss will be recognized by an Acquiring Fund upon the receipt of the assets of the applicable Acquired Fund solely in exchange or the Acquiring Fund Shares

6.7.3. No gain or loss will be recognized by an Acquired Fund upon the transfer of the applicable Acquired Fund assets to the Acquiring Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund shareholders in exchange for their shares of the Acquired Fund

6.7.4. No gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund shares for the applicable Acquiring Fund Shares;

6.7.5. The tax basis of each Acquired Fund's assets acquired by the applicable Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization

6.7.6. The tax basis of the Acquiring Fund Shares received by each of the Acquired Fund shareholders pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization

6.7.7. The holding period of the assets of each Acquired Fund in the hands of the applicable Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

6.7.8. The holding period of the Acquiring Fund Shares to be received by each Acquired Fund's shareholders will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).


7.	BROKERAGE FEES AND EXPENSES

7.1. Each Acquiring Fund and each Acquired Fund represents and warrants to the other that it has no obligations to pay any brokers or finders fees in connection with the transactions provided for herein.

7.2. Each party to this Agreement shall bear or cause to be borne by an appropriate affiliate its own expenses in connection with carrying out the terms of this Agreement.


8.	TERMINATION

8.1. This Agreement may be terminated by the mutual agreement of the VIP Trust and the TVP Trust. In addition, this Agreement may be terminated as follows at or prior to the Closing Date:

(a) This Agreement may be terminated as to any Acquired Fund by resolution of the Board of Trustees of that Acquired Fund if, in good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquired Fund or its shareholders; or

(b) This Agreement may be terminated as to any Acquiring Fund by resolution of the Board of Trustees of that Acquiring Fund if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of that Acquiring Fund or its shareholders.

The termination of a Reorganization between an Acquired Fund and its corresponding Acquiring Fund, shall not affect the consummation or validity of a Reorganization with respect to any other corresponding funds, and the provisions of this Agreement shall be construed to effect this intent, including, without limitation, as the context requires, construing the terms "Acquiring Fund" and "Acquired Fund" as meaning only those TVP Funds and VIP Funds, respectively, which are involved in a Reorganization as of a Closing Date.

8.2. If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become void and have no effect, without any liability on the part of any party hereto.

9.	AMENDMENTS

9.1. This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the TVP Trust and the VIP Trust; provided, however, that following the meeting of the Acquired Funds' Shareholders, no such amendment may have the effect of changing the provisions for determining the number of shares of each Acquiring Fund shares to be issued to the shareholders of the corresponding Acquired Fund under this Agreement to the detriment of such shareholders without their further approval.

10.	ENTIRE AGREEMENT

10.1. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understanding or arrangement with respect to the subject matter hereof.


	11.	SURVIVAL OF WARRANTIES

11.1. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated herein.


	12.	LIABILITY AND INDEMNIFICATION

12.1. The parties acknowledge that the TVP Trust and the VIP Trust are business trusts, as defined by Massachusetts law. Notice is hereby given that this Agreement is executed on behalf of each Fund's trustees solely in their capacity as trustees, and not individually, and that each Fund's obligations under this Agreement are not binding on or enforceable against any of its trustees, officers, or shareholders, but are only binding on and enforceable against the respective Funds' assets and property. Each Fund agrees that, in asserting any rights or claims under this Agreement, it shall look only to the other Fund's assets and property in settlement of such rights or claims and not to such trustees, officers or trustees.

12.2. The Acquiring Funds agree to indemnify and hold harmless each trustee of the Acquired Fund at the time of the execution of this Agreement, whether or not such person is or becomes a trustee of the Acquiring Funds subsequent to the Reorganization, against expenses, including reasonable attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such trustee in connection with any claim that is asserted against such trustee arising out of such person's service as a trustee of the Acquired Funds, provided that such indemnification shall be limited to the full extent of indemnification that is available to the trustees of the
 Acquiring Funds pursuant to the provisions of applicable law.

12.3. No Acquired Fund shall have any liability for the obligations of any other Acquired Fund hereunder and no Acquiring Fund shall have any liability for the obligation of any other Acquiring Fund hereunder.


13	WAIVER

13.1. At any time prior to the Closing Date, any of the foregoing conditions may be waived by the Trustees of the VIP Trust or those of the TVP Trust if, in the judgment of both Boards of Trustees, such waiver will not alter the shares to be received by shareholders of the Acquired Funds or otherwise have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquiring Funds or the Acquired Funds, as the case may be.


	14.	NOTICES

14.1. Any notice, report, statement or demand required or permitted by any provision of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy, certified mail or overnight express courier addressed to:

		For TVP Funds, on behalf of itself or each Acquired Fund:

			Barbara Green, Esq.
			100 Fountain Parkway,
			St. Petersburgh, Florida 33716



		For VIP Funds, on behalf of itself or each Acquiring Fund:

			Karen Skidmore, Esq.
			777 Mariners Island Boulevard
			San Mateo, California   94404

	15.	MISCELLANEOUS

15.1. The headings contained herein are for reference purposes only and shall note affect in any way the meaning or interpretation or this Agreement.

15.2. Whenever the terms "hereto", "hereunder", "herein" or "hereof" are used in this Agreement, they shall be construed as referring to this entire Agreement.

15.3. This Agreement may be executed by any number of counterparts, each of which shall be deemed an original.

15.4. This Agreement shall be governed by and construed in accordance with the laws of the state of Massachusetts, without giving effect to the conflict of laws principles otherwise applicable therein.

15.5. Nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, trust or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

15.6. Any announcement or similar publicity with respect to this Agreement or the transactions contemplated herein shall be made only at such time and in such manner as the parties shall agree, provided that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

15.7. Subject to the conditions set forth in this Agreement, the failure of one Acquired Fund to consummate the transactions contemplated hereby shall not affect the consummation or validity of the Reorganization with respect to any other Acquired Fund, and the provisions of this Agreement shall be construed to effect this intent, including, without limitation, as the context requires, construing the terms "Acquiring Funds" and "Acquired Funds" to mean only those series of VIP Funds and TVP Funds, respectively, which are involved in the Reorganization as of the Closing Date.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President or Vice President and its seal to be affixed thereto and attested by its Secretary or Assistant Secretary.

Attest	Templeton Variable Products Series Fund on behalf of:

	Franklin Large Cap Growth Investments Fund
	Franklin Small Cap Investments Fund
	Mutual Shares Investments Fund
	Templeton Asset Allocation Fund
	Templeton Bond Fund
	Templeton Developing Markets Fund
	Templeton International Fund
	Templeton Stock Fund
	Franklin S&P 500 Index Fund
	Franklin Strategic Income Investments Fund


/s/ Karen Skidmore_______________	By:  /s/ Harmon E. Burns
Karen Skidmore					Harmon E. Burns
Assistant Secretary				Vice President


Attest:					Franklin Templeton Variable Insurance
 Products Trust on behalf of:

	Franklin Large Cap Growth Securities Fund
	Franklin Small Cap Fund
	Mutual Shares Securities Fund
	Templeton Global Asset Allocation Fund
	Templeton Global Income Securities Fund
	Templeton Developing Markets Equity Fund
	Templeton International Equity Fund
	Templeton Global Growth Fund
	Franklin S&P 500 Index Fund
	Franklin Strategic Income Securities Fund


/s/ Karen Skidmore_______________	By:  /s/ Harmon E. Burns
Karen Skidmore					   Harmon E. Burns
Assistant Secretary					   Vice President

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